UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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The Men’s Wearhouse, Inc.

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THE MEN’S WEARHOUSE, INC.
6380 Rogerdale Road
Houston, Texas 77072-1624

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 16, 2010

The Annual Meeting of the Shareholders of The Men’s Wearhouse, Inc., a Texas corporation (the “Company”), will be held at 11:00 a.m., Pacific daylight time, on Wednesday, June 16, 2010, at the Company’s executive offices, 40650 Encyclopedia Circle, Fremont, California, for the following purposes:

(1) To elect eight directors of the Company to hold office until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified;

(2) To ratify the appointment of the firm of Deloitte & Touche LLP as independent registered public accounting firm for the Company for fiscal 2010; and

(3) To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends a vote “FOR” the nominees for director listed in the proxy statement and proxy card and “FOR” the proposal to ratify the appointment of the firm of Deloitte & Touche LLP as independent registered public accounting firm for the Company for fiscal 2010. The holders of record of the Company’s common stock, $.01 par value per share, at the close of business on April 19, 2010, will be entitled to vote at the meeting and any adjournment(s) thereof.

You are cordially invited to attend the meeting in person. Even if you plan to be present, you are urged to promptly submit your proxy by mail, Internet or telephone as described in the Notice of Availability of Proxy Materials. If you attend the meeting you can vote either in person or by your proxy. If you wish to attend the meeting in person and you are a registered owner of shares of stock on the record date, you must show a government issued form of identification which includes your picture. If you are a beneficial owner of shares as of the record date that are held for your benefit by a bank, broker or other nominee, in addition to the picture identification, you will need proof of ownership of our common stock on the record date to be admitted to the meeting. A recent brokerage statement or a letter from your bank, broker or other nominee holder that shows that you were an owner on the record date are examples of proof of ownership.

By Order of the Board of Directors

Michael W. Conlon
Secretary

May 3, 2010

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held June 16, 2010
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSALS FOR NEXT ANNUAL MEETING
OTHER MATTERS

THE MEN’S WEARHOUSE, INC.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 16, 2010

This proxy statement is furnished to the shareholders of The Men’s Wearhouse, Inc. (the “Company”), whose principal executive offices are located at 6380 Rogerdale Road, Houston, Texas 77072-1624, and at 40650 Encyclopedia Circle, Fremont, California 94538-2453, in connection with the solicitation by our Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held at 11:00 a.m., Pacific daylight time, on Wednesday, June 16, 2010, at the Company’s executive offices, 40650 Encyclopedia Circle, Fremont, California, or any adjournment(s) thereof (the “Annual Meeting”).

The Annual Meeting will be held: (1) to elect eight directors of the Company to hold office until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified; (2) to ratify the appointment of the firm of Deloitte & Touche LLP as independent registered public accounting firm for the Company for fiscal 2010 and (3) to transact such other business as may properly come before the meeting or any adjournment thereof.

Properly submitted proxies received either by mail, Internet or telephone in time for the meeting will be voted as specified therein. The Board of Directors recommends a vote “FOR” the nominees for director listed in the proxy statement and proxy card and “FOR” the ratification of the appointment of the firm of Deloitte & Touche LLP as independent registered public accounting firm for the Company for fiscal 2010. Therefore, if a shareholder does not specify otherwise, the shares represented by his or her proxy will be voted “FOR” the nominees for director listed therein and “FOR” the ratification of the appointment of the firm of Deloitte & Touche LLP. The giving of a proxy does not preclude the right to vote in person should the person giving the proxy so desire, and the proxy may be revoked at any time before it is exercised by written notice delivered to us at or prior to the meeting.

This Proxy Statement is being made available on or about May 3, 2010, to the holders of record of our common stock, $.01 par value per share (“Common Stock”), on April 19, 2010 (the “Record Date”). At the close of business on the Record Date, there were outstanding and entitled to vote 52,627,878 shares of our Common Stock, and only the holders of record on such date shall be entitled to vote at the Annual Meeting. Such holders will be entitled to one vote per share on each matter presented at the Annual Meeting.

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission, we have elected to provide shareholders access to our proxy materials over the Internet. Accordingly, instead of a paper copy of this proxy statement, form of proxy card and our 2009 Annual Report to Shareholders, a Notice Regarding Availability of Proxy Materials (the “Notice”) will be delivered on or about May 4, 2010 to all of the holders of record of our Common Stock as of the Record Date. The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. Shareholders of record may vote by Internet or by telephone by following the instructions on the Notice. Shareholders of record who request printed copies of the proxy materials by mail may also vote by signing and submitting the proxy card included with those proxy materials and returning by mail or by submitting their vote by telephone.

The holders of a majority of the total shares of our Common Stock issued and outstanding on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions are counted toward the calculation of a quorum, but are not treated as either a vote for or against a proposal. An abstention has the same effect as a vote against a proposal or, in the case of the election of directors, as shares to which voting power has been withheld. Under Texas law, any unvoted position in a brokerage account with respect to any matter will be considered as not voted and will not be counted toward fulfillment of quorum requirements as to that matter. The shares held by each shareholder who properly submits a proxy will be counted for purposes of determining the presence of a quorum at the meeting.

The form of proxy provides a means for shareholders to vote for all of the nominees listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all of such nominees. The withholding of authority by a shareholder will reduce the number of votes received by, but otherwise will have no effect on the results of the election of, those directors for whom authority to vote is withheld because our bylaws provide that directors are elected by a plurality of the votes cast.

The affirmative vote of the holders of a majority of the shares of our Common Stock represented in person or by proxy at the Annual Meeting is required to ratify the appointment of the firm of Deloitte & Touche LLP as independent registered public accounting firm for the Company for fiscal 2010.

ELECTION OF DIRECTORS

At the Annual Meeting, eight directors constituting the entire Board of Directors are to be elected. All directors of the Company hold office until the next annual meeting of shareholders or until their respective successors are elected and qualified or their earlier resignation or removal.

The following persons have been nominated to fill the eight positions to be elected by the shareholders. It is the intention of the persons named in the proxy to vote the proxies for the election of the nominees named below, unless otherwise specified. Management of the Company does not contemplate that any of the nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, to be selected by the Nominating and Corporate Governance Committee.

			Director
Name	Age	Position with the Company	Since

George Zimmer	61	Chairman of the Board and Chief Executive Officer	1974
David H. Edwab	55	Vice Chairman of the Board	1991
Rinaldo S. Brutoco	63	Director	1992
Michael L. Ray, Ph.D.	71	Director	1992
Sheldon I. Stein	56	Director	1995
Deepak Chopra, M.D.	63	Director	2004
William B. Sechrest	67	Director	2004
Larry R. Katzen	64	Director	2007

Further biographical information about our nominees for director and the experience, qualifications, attributes and skills considered by our Nominating and Corporate Governance Committee and Board of Directors in determining that the nominee should serve as a director appears below.

George Zimmer

George Zimmer co-founded The Men’s Wearhouse as a partnership in 1973 and has served as Chairman of the Board of the Company since its incorporation in 1974. He served as President from 1974 until 1997 and has served as Chief Executive Officer of the Company since 1991. Mr. Zimmer is also a director of Apollo Group, Inc.

Director Qualifications:

•	Founder and leader of the Company with extensive experience in retailing

•	Outstanding human relations skills

•	Developed culture of Company

•	Continuously innovative and challenging

•	Broad contacts and knowledge

•	Servant leadership perspective and practice

David H. Edwab

Mr. Edwab joined the Company in 1991 and was elected Senior Vice President, Treasurer and Chief Financial Officer of the Company. In 1993, he was elected Chief Operating Officer of the Company. In 1997, Mr. Edwab was elected President of the Company. In 2000, Mr. Edwab resigned as President of the Company to join Bear, Stearns & Co. Inc. (“Bear Stearns”) as a Senior Managing Director and Head of the Retail Group in the Investment Banking Department of Bear Stearns. Concurrently, Mr. Edwab was named Vice Chairman of the Board for the Company. In 2002, Mr. Edwab re-joined the Company and continues to serve as Vice Chairman of the Board. Mr. Edwab is an “inactive” Certified Public Accountant. Mr. Edwab is also a director of New York & Company, Inc. and Vitamin Shoppe, Inc. In addition, Mr. Edwab served as director of Aeropostale, Inc. from 2002 to 2007.

Director Qualifications:

•	Constantly looking for new opportunities and follows through

•	Great energy, focus and analytical skills

•	Vast experience and skill on the financial and operations side of retailing

•	Grounded in realities but always seeing new possibilities

•	Experience in mergers and acquisitions

•	Outstanding network

Rinaldo S. Brutoco

Mr. Brutoco has been since 2000, President and Chief Executive Officer of ShangriLa Consulting, Inc., which is affiliated with the ShangriLa Group, a privately held consulting and merchant banking concern. He also is founder, President and Chief Executive Officer of the World Business Academy and has authored multiple books and articles on energy policy and innovation.

Director Qualifications:

•	Brings legal, financial, innovation, retailing, and organizational transformation experience and proven skills

•	Knows new technologies and new ways of doing business

•	Skilled in helping to maintain the corporate culture and values important to the Company’s success

•	Evaluates strategies at all levels of implementation

Michael L. Ray, Ph.D.

Professor Ray has been on the faculty at Stanford University since 1967 and is currently the John G. McCoy — Banc One Corporation Professor of Creativity and Innovation and of Marketing, Emeritus at Stanford University’s Graduate School of Business. Professor Ray is a social psychologist with training and extensive experience in advertising and marketing management and in developing innovative organizations and has served as a private consultant to numerous companies since 1967. He has authored over 100 professional publications, including 10 books, in the areas of business and psychological research methods, marketing communication, new paradigm business, creativity and innovation.

Director Qualifications:

•	Experience and skill in marketing, particularly advertising and marketing communication important to the Company

•	As one of the leaders of new forms of transformational organizations, he helps to maintain the corporate culture and values that underlie the Company’s success, growth and financial value

•	Mediator and consensus builder

•	Combination of meticulous fact gatherer and creative catalyst

•	Listens well and fosters dialogue

Sheldon I. Stein

Mr. Stein is a Vice Chairman of Global Investment Banking and Head of Southwest Investment Banking for Bank of America, Merrill Lynch. Before joining Merrill Lynch in 2008, Mr. Stein had been with Bear Sterns for over twenty years as a Senior Managing Director running Bear Stearns’ Southwest Investment Banking Group and as a member of Bear Stearns’ President Advisory Council. In addition, Mr. Stein served as a director of Home Interior & Gifts, Inc. from 1999 to 2005.

Director Qualifications:

•	Keen perspective and skill in building solid Company value

•	Strategic advisor to chief executive officers of major companies with his sharp intellect coupled with practical wisdom

•	Broad network of business and personal relationships and perspectives

•	Experience and skills in corporate finance, mergers and acquisitions

Deepak Chopra, M.D.

Dr. Chopra is the Chairman and founder of The Chopra Center for Well Being, which was established by Dr. Chopra in 1995 and offers training programs in mind-body medicine. Dr. Chopra is the author of more than 55 books in both the fiction and non-fiction categories and more than 100 audio, video and CD-ROM titles. Dr. Chopra is a fellow of the American College of Physicians and a member of the American Association of Clinical Endocrinologists, Adjunct Professor at Kellogg School of Management and Senior Scientist with The Gallup Organization.

Director Qualifications:

•	Advocate for conscious business that is generative in growth and value

•	Listens well and brings wisdom

•	International and broad perspective

•	Runs his own service organization

•	Wide network in and outside of business

William B. Sechrest

Mr. Sechrest was a founding shareholder in the law firm of Winstead Sechrest & Minick P.C. from 1973 to 2006, specializing in finance and banking practice. He then joined the law firm of Shartis Friese LLP as “counsel” in 2007, continuing until 2008. Currently, Mr. Sechrest is actively involved as a founding shareholder and member of the Board of Directors of Ojai Community Bank, Ojai Energy Systems, Inc. (energy storage through patented Li-Ion technologies) and BioCee, Inc. (biofuel generation through patented bio-chemical process). Mr. Sechrest is a member of the American College of Real Estate Lawyers.

Director Qualifications:

•	Combines legal, financial, organizational, and human skills in an effective way

•	Forty years of experience in helping those that need help in organizing, developing, financing or protecting a business or an idea

•	Wise counsel from almost all areas of business

•	Calm leadership and alignment

•	Fosters dialogue on important issues

Larry R. Katzen

Mr. Katzen was a partner with Arthur Andersen from 1978-2002, including Managing Partner, Great Plains Region from 1998-2002, Managing Partner, St. Louis office from 1993-2002 and Managing Partner of their worldwide retailing industry practice from 1990-1993. In addition, Mr. Katzen served as a director of Pathmark Stores, Inc. from 2004 to 2007 and Kellwood Company from 2002 to 2008.

Director Qualifications:

•	Deep experience in accounting and auditing

•	Significant experience in serving a variety of retailers around the world as auditor, consultant or board member

•	Regularly attends board education seminars and shares the benefit thereof with other Board members

•	Strategic thinker with international experience

•	Challenges with strong but empathic questions

CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of the Board of Directors to enhance the long-term value of the Company for our shareholders. In exercising its authority to direct, the Board recognizes that the long-term interests of our shareholders are best advanced by appropriate consideration of other stakeholders and interested parties including employees and their families, customers, suppliers, communities and society as a whole. To assist the Board in fulfilling its responsibilities, it has adopted certain Corporate Governance Guidelines (the “Guidelines”). As contemplated by the Guidelines, the Board of Directors has regular executive sessions where non-management directors meet without management participation. The director designated by the Board as the Lead Director is the presiding director for each executive session.

Director Qualifications

As set forth in the Guidelines, a majority of the members of the Board of Directors must qualify as independent directors in accordance with the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder, and the applicable rules of the New York Stock Exchange. In addition, at least two-thirds in number (if two-thirds is not a whole number then at least the nearest whole number to two-thirds that is less than two-thirds) of the directors shall meet the following qualifications:

•	shall not have been employed by us as an executive officer in the past ten years.

•	is not an executive officer or director, or a person serving in a similar capacity with, nor an owner of more than 1% of the equity of, a significant customer, supplier or service provider to us. For purposes hereof, significant shall mean circumstances where during the past fiscal year the business with the customer, supplier or service provider equaled or exceeded either 1% of the revenue thereof or 1% of our revenue.

•	is not personally the accountant, lawyer or financial advisor for compensation to any of our executive officers.

•	is not a trustee, director or officer of any charitable organization that received contributions during the past fiscal year aggregating $100,000 or more from us.

•	has not within the last three years engaged in a transaction with us required to be disclosed in our proxy statement pursuant to Subpart 229.400 of Regulation S-K of the Rules and Regulations of the Securities and Exchange Commission.

•	is not a father, mother, wife, husband, daughter, son, father-in-law, mother-in-law, daughter-in-law or son-in-law of a person who would not meet the foregoing qualifications.

A director shall not serve on more than four boards of directors of publicly-held companies (including our Board of Directors) unless the full Board determines that such service does not impair the director’s performance of his or her duties to the Company. A person shall not stand for election upon reaching the age of 75. Directors are expected to report changes in their business or professional affiliations or responsibilities, including retirement, to the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee and will be expected to offer to resign if the Nominating and Corporate Governance Committee concludes that the director no longer meets our requirements for service on the Board of Directors. The Board believes that directors should be shareholders and have a financial stake in the Company and, therefore, the Board has recommended that directors develop an ownership position in the Company equal to at least $200,000 by fiscal year end 2010 and new directors hold such amount within three years of becoming a director. The Nominating and Corporate Governance Committee of the Board may establish from time to time additional qualifications for directors, taking into account the composition and expertise of the entire Board.

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a diverse view of thoughts based on each Board members knowledge, life experiences, capabilities and ethnic background. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it does attempt to identify director nominees who can provide a diverse perspective to the Board of Directors.

Board of Directors Independence

The Board of Directors has affirmatively determined that all members of the Board, with the exception of George Zimmer and David Edwab, are independent in accordance with New York Stock Exchange Listing Standards and have no current material relationship with the Company, except as a director.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors has determined that it is best for the Company for George Zimmer, as the founder and chief driving force behind the Company, to continue to serve as Chairman of the Board and Chief Executive Officer of the Company. At the same time, the Board of Directors believes that it is beneficial to the Company and increases the effectiveness of the Board of Directors to have an outside director integrally involved in establishing and leading the Board agenda and interacting with management on a regular basis. As a result, the Board of Directors has appointed Mr. Sechrest to act as Lead Director. In his capacity as Lead Director, Mr. Sechrest consults regularly with the Chairman and Chief Executive Officer and other members of management; has primary responsibility, in consultation with the Chairman and Chief Executive Officer, for preparing the agenda for Board meetings; leads the meetings of the Board of Directors and chairs the executive sessions of the Board.

With respect to the oversight of the Company’s risk, the Company’s Chief Compliance Officer supervises the day-to-day risk management responsibilities and in turn reports to the Audit Committee on particular areas of risk. The Audit Committee continues to focus on the process the Company goes through to identify financial and operational risk and the procedures for addressing such risks and periodically requires the Chief Compliance Officer to report to the Audit Committee with respect thereto. In addition, the risks related to the Company’s overall strategy, including the risks related to mergers and acquisitions, divestitures and other significant non-recurring transactions, are addressed by the full Board.

Attendance at the Annual Meeting of Shareholders

Our Board of Directors holds a regular meeting in conjunction with the Annual Meeting of Shareholders. Therefore, the directors are encouraged to and generally attend our Annual Meeting of Shareholders. Five of the directors attended the 2009 Annual Meeting of Shareholders.

Communications with the Company

Any shareholder or other interested party wishing to send written communications to any one or more members or Committees of our Board of Directors, including the Lead Director or other non-management directors, may do so by sending them in care of Investor Relations at 6380 Rogerdale Road, Houston, Texas 77072-1624. All such communications will be forwarded to the intended recipient(s).

Investor Information

To obtain a printed copy of our Code of Business Conduct, Code of Ethics for Senior Management, Corporate Governance Guidelines or charters for the Audit, Compensation, and Nominating and Corporate Governance Committees of the Board of Directors, send a request to us in care of Investor Relations at 6380 Rogerdale Road, Houston, Texas 77072-1624. This material may also be obtained from our website at www.menswearhouse.com under “Investor Relations — Corporate Governance”.

Committees of the Board of Directors and Meeting Attendance

During the fiscal year ended January 30, 2010, the Board of Directors held eight meetings.

The Board of Directors has an Audit Committee that operates under a written charter. The Audit Committee is comprised of Messrs. Sechrest (Chair), Brutoco and Katzen. The Board has affirmatively determined that all members of the Audit Committee are independent in accordance with the New York Stock Exchange Listing Standards and Rule 10A-3(b)(1) of the Exchange Act. In addition, the Board has determined that each of the members of the Audit Committee is financially literate and that Messrs. Brutoco and Katzen are “audit committee financial experts,” as that term is defined in the rules promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee reviews our financial information, accounting policies and internal controls, reviews with our independent registered public accounting firm the plan, scope and results of the annual audit of our financial statements, reviews and discusses our annual and quarterly financial statements with management and our independent registered public accounting firm, and selects our independent registered public accounting firm and approves in advance all our audit and non-audit engagements of such independent registered public accounting firm. The Audit Committee’s responsibilities to the Board of Directors are detailed in the Charter of the Audit Committee. During the fiscal year ended January 30, 2010, the Audit Committee held six meetings. The Audit Committee’s report appears below.

The Board of Directors has a Compensation Committee that operates under a written charter and each member of which is independent in accordance with the New York Stock Exchange Listing Standards. Through December 16, 2009, the Compensation Committee was comprised of Messrs. Stein (Chair), Katzen and Sechrest and Dr. Chopra. As of December 16, 2009, Dr. Chopra ceased to be a member of the Compensation Committee. The Compensation Committee reviews and approves our overall compensation policy and considers and approves, on behalf of the Board of Directors, the compensation of our executive officers, including the Chief Executive Officer, and the implementation of any compensation program for the benefit of any of our executive officers. The Compensation Committee’s responsibilities to the Board of Directors are detailed in the Charter of the Compensation Committee. During the fiscal year ended January 30, 2010, the Compensation Committee held two meetings. The Compensation Committee’s report appears below.

The Board of Directors has a Nominating and Corporate Governance Committee that operates under a written charter and each member of which is independent in accordance with the New York Stock Exchange Listing Standards. The Nominating and Corporate Governance Committee is comprised of Messrs. Ray (Chair), Brutoco and Stein and Dr. Chopra. The Nominating and Corporate Governance Committee develops and recommends to the Board of Directors a set of corporate governance principles for the Company, studies and reviews with management the overall effectiveness of the organization of the Board of Directors and the conduct of its business and reports and makes recommendations to the Board of Directors as appropriate, and considers candidates to be elected directors and recommends to the Board of Directors the nominees for directors. The Nominating and Corporate Governance Committee’s responsibilities to the Board of Directors are detailed in the Charter of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee normally does not consider unsolicited director nominees put forth by shareholders because the need for a new director generally only occurs on limited occasions when a director position becomes open as a result of a decision to increase the size of the Board or if a director retires or resigns. If and when such an event might occur, the Board of Directors feels that it is in the best interest of the Company to focus our resources on evaluating candidates at the appropriate time and who come to us through reputation or a relationship which initially validates the reasonableness of the person as a candidate or through professional search processes that do the same. During the fiscal year ended January 30, 2010, the Nominating and Corporate Governance Committee held one meeting.

During the fiscal year ended January 30, 2010, no director attended fewer than 75% of all of the meetings of the Board of Directors and of any committee of which such director was a member.

Procedures and Processes for Determining Executive and Director Compensation

The Compensation Committee is responsible for reviewing and establishing the compensation of the Chief Executive Officer and the Named Executive Officers. The Compensation Committee also reviews and discusses with the Chief Executive Officer the compensation for all other executive officers. The Compensation Committee has the sole authority to retain compensation consultants and any other type of legal or accounting adviser deemed appropriate, though the Compensation Committee did not engage any consultant related to executive or director compensation matters during the fiscal year ended January 30, 2010. Based on a variety of input received by the Compensation Committee and the experience of its members, the Committee determines the compensation of our Chief Executive Officer during an executive session of the Compensation Committee, at which the Chief Executive Officer is not present. Our Chief Executive Officer makes recommendations regarding the compensation of the executive officers to the Compensation Committee, including but not limited to grants under our equity plans, which the members of the Compensation Committee discuss with our Chief Executive Officer and may discuss in executive session. The final determinations as to the compensation of the Chief Executive Officer and officers whose annual base salary plus maximum estimated future payout under non-equity incentive plan awards is equal to or in excess of $500,000 are made solely by the Compensation Committee and the Chief Executive Officer determines the compensation for the other executive officers with input from and oversight by the Compensation Committee. The Compensation Committee’s charter provides that the Compensation Committee may delegate any of its powers and responsibilities to a subcommittee of the Compensation Committee.

As set forth in the Guidelines, the Board of Directors or an authorized committee thereof may from time to time review and determine the form and amount of director compensation, including cash, equity-based awards, and other director compensation. The Guidelines further provide that, in determining director compensation, the following should be considered: (1) fair and competitive compensation for the time commitment to appropriately discharge the work required for a company of similar size and scope; (2) alignment of the director’s interest with the long-term interests of the Company; and (3) a transparent and readily understandable compensation program.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was, during fiscal 2009, an officer or employee of the Company or any of our subsidiaries, or was formerly an officer of the Company or any of our subsidiaries, or had any relationships requiring disclosure by us under Item 404 of Regulation S-K.

During fiscal 2009, none of our executive officers served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the Company’s management. Based upon such review and the related discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Sheldon I. Stein, Chairman
Larry R. Katzen
William B. Sechrest

Audit Committee Report

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with the independent registered public accounting firm their audit plan, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged With Governance” and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements.

The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended January 30, 2010, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended January 30, 2010, for filing with the Securities and Exchange Commission. At present, the Audit Committee intends to continue the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2011.

AUDIT COMMITTEE

William B. Sechrest, Chairman
Rinaldo S. Brutoco
Larry R. Katzen

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, based solely on a review of the copies of the reports required pursuant to Section 16(a) of the Exchange Act that have been furnished to us and written representations that no other reports were required, during the fiscal year ended January 30, 2010, all Section 16(a) filing requirements applicable to our directors, executive officers and greater than 10% beneficial owners have been met.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of the Record Date (except as noted below), with respect to the beneficial ownership of our Common Stock by (i) each director, (ii) each nominee for director, (iii) each Named Executive Officer listed in the Summary Compensation Table below, (iv) each shareholder known by us to be the beneficial owner of more than 5% of our Common Stock and (v) all of our executive officers and directors as a group. Unless otherwise indicated, each person has sole voting power and dispositive power with respect to the shares attributed to him or her.

			% of
	Number		Outstanding
Name	of Shares		Shares

Advisory Research, Inc.	3,594,900	(1)	6.9
180 North Stetson St., Suite 5500
Chicago, Illinois 60601
AXA Financial, Inc.	3,136,371	(2)	6.0
1290 Avenue of the Americas
New York, New York 10104
Barrow, Hanley, Mewhinney & Strauss, Inc.	2,664,025	(3)	5.1
2200 Ross Avenue, 31st Floor
Dallas, Texas 75201-2761
BlackRock, Inc.	3,791,997	(4)	7.3
40 East 52nd Street
New York, New York 10022
Janus Capital Management LLC	3,103,984	(5)	5.9
151 Detroit Street
Denver, Colorado 80206
PRIMECAP Management Company	3,195,064	(6)	6.1
225 South Lake Avenue #400
Pasadena, California 91101
Royce & Associates, LLC	3,585,343	(7)	6.9
745 Fifth Avenue
New York, New York 10151
George Zimmer(8)	2,622,016	(9)(10)(11)	5.0
David H. Edwab	34,909	(10)(11)(12)	*
Rinaldo S. Brutoco	23,547	(13)	*
Michael L. Ray, Ph.D.	14,017	(14)	*
Sheldon I. Stein	42,547	(15)	*
Deepak Chopra, M.D.	28,547	(16)	*
William B. Sechrest	28,547	(16)	*
Larry R. Katzen	24,547	(15)	*
Neill P. Davis	65,418	(11)(17)	*
Douglas S. Ewert	75,934	(11)(18)	*
Charles Bresler, Ph.D.	35,680	(11)(19)	*
James E. Zimmer	573,884	(11)(20)	*
All executive officers and directors as a group (16 Persons)	3,708,834	(9)(10)(11)	7.0
		(21)(22)(23)
		(24)

*	Less than 1.5%

(1)	Based on a Schedule 13G filed on February 12, 2010.

(2)	Based on a Schedule 13G filed on February 12, 2010, AXA Financial, Inc, through certain of its subsidiaries, has sole voting power with respect to 2,569,478 of these shares, neither sole nor shared voting power with respect to the remainder of these shares and sole dispositive power with respect to all of these shares.

(3)	Based on a Schedule 13G filed on February 8, 2010, Barrow, Hanley, Mewhinney & Strauss, Inc. has sole voting power with respect to 1,080,860 of these shares, shared voting power with respect to the remainder of these shares and sole dispositive power with respect to all of these shares.

(4)	Based on a Schedule 13G filed on January 29, 2010.

(5)	Based on a Schedule 13G filed on February 16, 2010, Janus Capital Management LLC has sole voting and dispositive powers with respect to five of these shares and shared voting and shared dispositive powers with respect to the remainder of these shares. Janus Capital has a direct 91.8% ownership stake in INTECH Investment Management and a direct 77.8% ownership stake in Perkins Investment Management LLC. Due to this ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated for purposes hereof. As a result of its role as investment adviser or sub-adviser to its managed portfolios, Janus Capital may be deemed to be the beneficial owner of five of the shares of our Common Stock held by the managed portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the managed portfolios and disclaims any ownership associated with such rights. As a result of its role as investment adviser or sub-adviser to its managed portfolios, Perkins may be deemed to be the beneficial owner of 3,103,979 of the shares of our Common Stock held by the managed portfolios. However, Perkins does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the managed portfolios and disclaims any ownership associated with such rights.

(6)	Based on a Schedule 13G filed on February 11, 2010, PRIMECAP Management Company has sole voting power with respect to 684,564 of these shares, neither sole nor shared voting power with respect to the remainder of these shares and sole dispositive power with respect to all of these shares.

(7)	Based on a Schedule 13G filed on January 26, 2010.

(8)	The business address of the shareholder is 40650 Encyclopedia Circle, Fremont, California 94538-2453.

(9)	Includes 1,988,903 shares, 393,687 shares and 170,714 shares, respectively, held by George Zimmer in his capacity as trustee for The George Zimmer 1988 Living Trust, the George Zimmer 2008 Qualified Annuity Trust DTD 5/30/08 and the George Zimmer 2008 Qualified Annuity Trust DTD 6/2/08. Subsequent to the Record Date, The George Zimmer 1988 Living Trust sold 25,000 shares of our Common Stock and now presently owns 1,963,903 shares of our Common Stock.

(10)	Excludes 48,629 shares held by The Zimmer Family Foundation with respect to which this officer and director has shared voting and dispositive power but with regard to which such officer and director disclaims beneficial ownership.

(11)	Includes 68,712 shares, 2,523 shares, 700 shares, 536 shares, 396 shares, 49,688 shares and 124,951 shares, respectively, allocated to The Men’s Wearhouse, Inc. Employee Stock Ownership Plan (the “ESOP”) accounts of Messrs. George Zimmer, David Edwab, Charles Bresler, Douglas Ewert, Neill Davis, James Zimmer and to certain executive officers included in all executive officers and directors of the Company as a group, under the ESOP. The ESOP provides that participants have voting power with respect to these shares and in certain circumstances may have dispositive power with respect to a portion of the shares allocated to the participant’s account.

(12)	Includes 19,360 restricted shares and 100 shares owed by Mr. Edwab’s son.

(13)	Includes 4,963 restricted shares and 6,000 shares that may be acquired within 60 days upon the exercise of stock options.

(14)	Includes 4,963 restricted shares and 3,000 shares that may be acquired within 60 days upon the exercise of stock options.

(15)	Includes 4,963 restricted shares and 19,500 shares that may be acquired within 60 days upon the exercise of stock options.

(16)	Includes 4,963 restricted shares and 7,500 shares that may be acquired within 60 days upon the exercise of stock options.

(17)	Includes 200 shares owned by Mr. Davis’ children, 40,003 shares that may be acquired within 60 days upon the exercise of stock options and 2,392 shares allocated to the account of Mr. Davis under The Men’s Wearhouse, Inc. 401(k) Savings Plan.

(18)	Includes 61,497 shares that may be acquired within 60 days upon the exercise of stock options and 7,569 shares allocated to the account of Mr. Ewert under The Men’s Wearhouse, Inc. 401(k) Savings Plan.

(19)	Includes 30,000 shares that may be acquired within 60 days upon the exercise of stock options and 231 shares allocated to the account of Mr. Bresler under The Men’s Wearhouse, Inc. 401(k) Savings Plan.

(20)	Includes 18,500 shares that may be acquired within 60 days upon the exercise of stock options and 4,998 shares owed by James Zimmer’s daughter.

(21)	Includes an aggregate of 301,994 shares that may be acquired within 60 days upon the exercise of stock options.

(22)	Includes 14,635 shares allocated to the 401(k) Savings Plan accounts of certain of our executive officers. The 401(k) Savings Plan provides that participants have voting and investment power over these shares.

(23)	Includes 5,298 shares held by family members of certain of our executive officers and directors.

(24)	Includes an aggregate of 49,138 restricted shares.

EXECUTIVE OFFICERS

The following table lists the name, age, current position and period of service with the Company of each executive officer. Each officer will hold office until his or her successor shall have been elected and qualified.

			Executive
			Officer
Name	Age	Position with the Company	Since

George Zimmer	61	Chairman of the Board and Chief Executive Officer	1974
David H. Edwab	55	Vice Chairman of the Board	1991
Douglas S. Ewert	46	President and Chief Operating Officer	2000
Charles Bresler, Ph.D.	62	Executive Vice President — Marketing and Human Resources	1993
Gary G. Ckodre	60	Executive Vice President — Distribution, Logistics, Tuxedo Operations and Chief Compliance Officer	1992
Neill P. Davis	53	Executive Vice President, Chief Financial Officer, Treasurer and Principal Financial Officer	1997
William C. Silveira	52	Executive Vice President — Manufacturing	2006
Carole L. Souvenir	49	Chief Legal Officer and Executive Vice President — Employee Relations	2006
Diana M. Wilson	62	Senior Vice President — Chief Accounting Officer and Principal Accounting Officer	2003
James E. Zimmer	58	Senior Vice President — Merchandising	1975

See the discussion under “Election of Directors” for the business experience of Messrs. George Zimmer and David Edwab.

Douglas S. Ewert joined the Company in 1995. From 1996 to 1999, he served as General Merchandise Manager. From 1999 to 2000, he served as Vice President — Merchandising and General Merchandise Manager. In April 2000, he was named Senior Vice President — Merchandising, and in March 2001 he was named Executive Vice President and Chief Operating Officer, K&G Men’s Company. In March 2002, he was named Executive Vice President and General Merchandise Manager. In January 2005, he was named Executive Vice President and Chief Operating Officer. On January 26, 2008, he was named President and Chief Operating Officer.

Charles Bresler, Ph.D. joined the Company in 1993. From 1993 to 1998, he served as Senior Vice President — Human Development. In February 1998, he was named Executive Vice President. In March 2003, he was renamed Executive Vice President — Stores, Marketing and Human Development. In January 2005, he was named President of the Company. On January 26, 2008, he was named Executive Vice President — Marketing and Human Resources.

Gary G. Ckodre joined the Company in 1992. In February 1997, he was named Vice President — Finance and Principal Financial and Accounting Officer, and in March 2001 he was named Senior Vice President and Principal Accounting Officer. In March 2003, he was named Senior Vice President — Finance. In March 2004, he was named Senior Vice President — Chief Compliance Officer. On April 1, 2008, he was named Executive Vice President — Distribution, Logistics, Tuxedo Operations and Chief Compliance Officer.

Neill P. Davis joined the Company in 1997 as Vice President and Treasurer. In November 2000, he was named Senior Vice President, Chief Financial Officer and Treasurer, and in March 2001 he was named Principal Financial Officer. In March 2002, he was promoted to Executive Vice President and remained Chief Financial Officer, Treasurer and Principal Financial Officer. In March 2003, he was named Executive Vice President, Chief Financial Officer and Principal Financial Officer. In April 2006, he was again named to the additional office of Treasurer.

William C. Silveira joined the Company in July 1997 as Director — Manufacturing. In March 2000, he was named Vice President — Manufacturing. In March 2001, he was named Senior Vice President — Manufacturing and, in March 2005, he was named Executive Vice President — Manufacturing.

Carole L. Souvenir joined the Company in April 1998 as Vice President — Employee Relations. In March 2002, she was named Senior Vice President — Employee Relations. In August 2006, she was promoted to Chief Legal Officer and Executive Vice President — Employee Relations.

Diana M. Wilson joined the Company in March 1999 as Corporate Controller. In March 2001, she was named Vice President and Corporate Controller and, in March 2002, she was named Vice President — Finance. In March 2003, she was named Vice President - Principal Accounting Officer. In March 2005, she was named Senior Vice President — Principal Accounting Officer. In April 2006, her title was changed to Senior Vice President — Chief Accounting Officer and Principal Accounting Officer.

James E. Zimmer has served as Senior Vice President — Merchandising since 1975. James Zimmer served as a director of the Company until June 2002 when he chose not to seek re-election.

George Zimmer and James Zimmer are brothers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Program

Objectives of Compensation Program

The primary objective of our compensation program, including our executive compensation program, is to retain and incentivize qualified employees who are enthusiastic about and committed to our culture and mission. In doing so, we design competitive total compensation and rewards programs to enhance our ability to attract and retain knowledgeable and experienced executives who appreciate and are committed to our culture. Promotion from within is a key principle at the Company and a majority of our executive officers have reached their current career positions through an average career development tenure in excess of 10 years with us. The same compensation philosophy is applied to all levels of exempt employees, including executive officers. While the amounts may be different, each of the components of the compensation package is the same and is applied using similar methodology as further discussed below under “Elements of Compensation.” Exceptions to this principle are generally due to local market requirements.

Executive officers generally receive the same benefits as other employees. Any differences are generally due to position, seniority, or local requirements. In line with this philosophy, executive officers, generally, receive minimal perquisites.

Finally, we endeavor to ensure that our compensation program is perceived as fundamentally fair to all stakeholders.

What Our Compensation is Designed to Reward

Our compensation program is designed to reward teamwork and each individual’s contribution to the Company as well as to produce positive long-term results for our shareholders and employees. All of our executive officers participate in a non-equity incentive compensation plan, two-thirds of which is based on attainment of certain financial metrics. The remaining one third is based on a qualitative judgment of individual performance. The maximum average non-equity incentive compensation program, as a percentage of base salary, for fiscal 2009 for the Named Executive Officers that participate in the non-equity incentive compensation program was 46% and for all other executive officers was 31%. Fiscal year 2009 incentive compensation for the Named Executive Officers that participate in the non-equity incentive compensation program averaged approximately 15% of base salary and for all other executive officers averaged 12% of base salary. For comparison purposes, for fiscal year 2008, the maximums for the two groups were 46% and 32%, respectively, and the averages were 8% and 6%, respectively.

Administration

The Compensation Committee is composed entirely of independent, non-management members of the Board of Directors. No Compensation Committee member participates in any of our employee compensation programs. The Compensation Committee (i) reviews and approves annual compensation for officers whose annual base salary plus maximum estimated future payout under non-equity incentive plan awards is equal to or in excess of $500,000 (for fiscal 2009 those officers included the Chief Executive Officer, President and Chief Operating Officer, Executive Vice President, Marketing and Human Resources, Executive Vice President and Chief Financial Officer, and President of K&G), (ii) reviews the compensation program for all other senior officers as recommended to the Committee by the Chief Executive Officer, and (iii) reviews and approves the annual awards under equity incentive plans to all employees as recommended to the Committee by management. Individual recommendations other than for the Named Executive Officers are made by an executive group comprised of the President and Chief Operating Officer, Executive Vice President, Marketing and Human Resources, Executive Vice President and Chief Financial Officer, and Vice Chairman and approved by the Chief Executive Officer. Recommendations for the Named Executive Officers are made by the Chief Executive Officer.

Elements of Compensation

General

The primary elements of the executive compensation program consist of (1) base salary, (2) annual cash bonuses pursuant to a non-equity incentive program, and (3) equity awards. In prior years, equity awards included non-qualified stock options, restricted stock awards and deferred stock units. Each executive’s current and prior compensation is considered in setting future compensation and consideration is given to the vesting and value of previously granted equity awards. In addition, the Chief Executive Officer focuses on relative compensation throughout the organization in recommending his own compensation and that of other executive officers.

Base Salaries

Level of responsibility and experience, Company performance, competitive market conditions, retention concerns and individual performance are all factored into the determination of base salary. In addition, the Chief Executive Officer focuses on his level of base salary and indirectly the level of all other executive base salary relative to compensation throughout the organization.

Annual Cash Bonuses

To align executive pay with our annual performance, our executives receive annual cash bonuses pursuant to a non-equity incentive program. Each year, our executives are eligible for a maximum cash bonus payout. The program establishes a set of three metrics for each executive. The two financial metrics are predetermined sales targets and income targets. The non-financial metric consists of a qualitative assessment of the executive’s performance. Each metric carries equal weight and accounts for one third of the possible payout. Two different thresholds exist for each of the three metrics — good and excellent. An executive receives one-sixth of the payout if the “good” threshold of a particular metric is met and receives the entire one-third payout if the “excellent” threshold is achieved. The maximum annual bonus payout possible for a Named Executive Officer under our non-equity performance program was $350,000 for fiscal 2009. The qualitative assessment of each Named Executive Officer’s individual performance is made by the Compensation Committee primarily based on the views and recommendations of the Chief Executive Officer in the case of the Named Executive Officers other than himself.

Threshold levels for “good” financial metrics are based on performance objectives that the Chief Executive Officer sets at the beginning of a year and take into consideration the Company’s operating and growth plans for the coming year. The “excellent” threshold targets are typically representative of a substantial increase over the “good” threshold. For fiscal 2009, the good and excellent sales targets were $1.954 billion and $2.081 billion, respectively, and the net income targets were $48.1 million and $84.4 million, respectively. The good target was not achieved for either sales or net income although it would have been achieved for net income if certain non-cash charges related to asset writedowns were excluded. Excellent level bonuses were paid for the non-financial metric based on the Company’s overall financial results and position in an extremely negative macro economic environment. The Compensation Committee believes that these financial targets reflect performance that will lead to long-term preservation of shareholder value in an economic downturn and do not encourage our executive officers to take unnecessary and excessive risks. We do not believe that disclosure of our 2010 performance targets is relevant to an understanding of compensation for our 2009 fiscal year.

Equity Awards

Our compensation structure also includes an equity incentive plan that provides for awards of stock options, restricted stock awards and deferred stock units.

Nonqualified stock options provide executives with the opportunity to purchase our Common Stock at a price fixed on the grant date regardless of future market prices. Since a stock option becomes valuable only if our Common Stock price increases above exercise price and the holder of the option remains employed during the period required for the option to “vest,” stock options provide the incentive for an option holder to remain employed by us and links a portion of the employee’s compensation to shareholders’ interests by providing an incentive to make decisions designed to increase the market price of our stock. During fiscal 2009, James Zimmer elected to forego a significant portion of his base salary and receive a stock option grant equal to such value instead; therefore, an award of 37,000 non-qualified stock options was granted to James Zimmer in fiscal 2009. No other Named Executive Officer received any stock option grants.

Restricted stock awards (“RSAs”) and deferred stock units (“DSUs”) are intended to retain executives through vesting periods. RSAs provide the opportunity for capital accumulation and more predictable long-term incentive value. RSAs are shares of our Common Stock that are awarded with the restriction that the executive remain with us until the date of vesting. The purpose of granting RSAs is to encourage ownership of our Common Stock by, and retention of, our executives. Any unvested RSAs are generally forfeited once the executive terminates employment. No RSAs were awarded in fiscal 2009.

A DSU is a commitment by us to issue a share of our Common Stock for each DSU at the time the restrictions in the award agreement lapse. DSUs are generally forfeited upon termination of employment with us if the restrictions outlined in the awards are not met. Any vested shares are fully owned. Historically, we generally have granted stock options, RSAs and DSUs to executive officers in larger numbers, in intervals of several years and vesting over lengthy periods of time. During fiscal 2009, an award of 10,000 deferred stock units was granted to Doug Ewert. No other Named Executive Officer received any DSU grants.

Relative Size of Major Compensation Elements

The combination of base salary, annual non-equity incentive awards and equity incentive awards comprise total direct compensation. In setting Named Executive Officer compensation, the Compensation Committee considers the aggregate compensation payable to the executive and the form of the compensation. The Committee seeks to achieve the appropriate balance between immediate cash rewards and incentives for the achievement of both annual and long-term financial and non-financial objectives. The number of shares granted under equity awards to each executive is made on a discretionary, rather than formula, basis by taking into consideration the executive’s position, responsibilities, accomplishments, achievements and tenure with the Company.

The Committee may decide, as appropriate, to modify the mix of base salary, annual and long-term awards to best fit a Named Executive Officer’s specific circumstances. For example, the Chief Executive Officer, who holds significant ownership interests in the Company, does not participate in any equity incentive award plan. It is the belief of the Compensation Committee that, given his significant holdings of our Common Stock, incentives through equity awards at this time for the Chief Executive Officer would not significantly affect his annual or long-term perspective with respect to equity performance of the Company. However, the Compensation Committee also believes that participation by George Zimmer in our equity incentive award plan would be reasonable and appropriate. Nevertheless, Mr. Zimmer has chosen not to do so. Similarly, in the past George Zimmer has voluntarily requested that the Compensation Committee not increase his base salary or his maximum non-equity incentive bonus although the Compensation Committee believed it would have been appropriate to do so. Mr. Zimmer requested that the reduction of his salary implemented in fiscal 2009 continue for fiscal 2010.

In the event that (i) prior to a Change in Control (as discussed later in this proxy statement in the section entitled “Potential Payments Upon Termination or Change in Control — Change in Control Agreements”), our Board of Directors determines by a majority vote, or (ii) following a Change in Control, a court of competent jurisdiction determines by a final, non-appealable order, that an executive, before or after the termination of his employment relationship with us, has committed certain acts which materially and adversely affect the Company, then some or all of such executive’s awards (including vested awards that have been exercised, vested awards that have not been exercised and awards that have not yet vested), and all net proceeds realized with respect to any such awards, will be forfeited to us on such terms as determined by the Board of Directors. Those acts which could trigger such a forfeiture include:

•	fraud, embezzlement, theft, felony or similar acts of dishonesty in the course of the executive’s employment with us which damaged the Company,

•	knowingly causing or assisting in causing our financial statements to be misstated or the Company to engage in criminal misconduct,

•	disclosing our trade secrets or

•	violating the terms of any non-competition, non-disclosure or similar agreement with respect to us to which the executive is a party.

Timing of Compensation Decisions

All elements of executive officer compensation are reviewed and approved on an established schedule, which may vary from year to year, but generally occurs over a 90-day period following our fiscal year end and after a review of financial, operating and personal objectives with respect to the prior year’s results. By way of example, after the end of fiscal 2009, the Committee reviewed results and management recommendations and approved base compensation and annual non-equity incentive bonus and equity awards in April 2010. The Compensation Committee may, however, review salaries or equity awards at other times as the result of new appointments or promotions or other special circumstances during the year.

Benefits

We offer a variety of health and welfare and retirement programs to all eligible employees. Executives generally are eligible for the same benefit programs on the same basis as the rest of the broad-based employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, wellness, pharmacy, dental, vision, life insurance and accidental death and disability.

We maintain a defined contribution plan pursuant to the provisions of Section 401(k) of the Internal Revenue Code, as amended (the “Code”). The plan covers all full-time employees who meet age and service requirements. The plan provides for pre-tax, elective employee contributions with a matching contribution from us.

Perquisites

Split-Dollar Life Insurance Agreements

As discussed below in this proxy statement, we have entered into a split-dollar insurance agreement with George Zimmer pursuant to which we own and pay the premiums on a $4,000,000 policy on Mr. Zimmer’s life but have granted him the right to designate the beneficiaries of the proceeds of the policy, subject to our first being paid the greater of the total amount of the premiums we paid on this policy or the cash value of the policy. As a result of his rights with respect to the policy, George Zimmer had imputed taxable income of $23,076 in 2009 and we paid him an additional $17,053 to offset the income tax owed as a result of such imputed income and such additional payment.

Airplane Use

George Zimmer is provided with the benefit of using our aircraft for personal air transportation from time to time. The Compensation Committee considers the benefit to Mr. Zimmer of his airplane use in approving Mr. Zimmer’s total compensation package. The Company does not reimburse Mr. Zimmer for taxes he owes on imputed income resulting from use of the aircraft.

Impact of Accounting and Tax Treatment

In recognizing share-based compensation, we follow the provisions of the authoritative guidance regarding share-based awards. This guidance establishes fair value as the measurement objective in accounting for stock awards and requires the application of a fair value based measurement method in accounting for compensation cost, which is recognized over the requisite service period. We use the Black-Scholes option pricing model to estimate the fair value of stock options on the date of grant. The fair value of RSAs and DSUs is determined based on the number of shares granted and the quoted price of our Common Stock on the date of grant. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period. For grants that are subject to graded vesting over a service period, we recognize expense on a straight-line basis over the requisite service period for the entire award.

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation paid to the Chief Executive Officer and the three other most highly compensated executive officers that may be deducted by us in any year unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations. The Committee believes the compensation payable in excess of this amount for the five Named Executive Officers will not result in any material loss of tax deductions.

Section 409A of the Code provides that deferrals of compensation under a nonqualified deferred compensation plan for all taxable years are currently includible in gross income to the extent not subject to a substantial risk of forfeiture and not previously included in gross income, unless certain requirements are met. We structure any deferred compensation items to be in compliance with section 409A of the Code.

Change in Control Agreements

The Compensation Committee believes that change in control arrangements have unique characteristics and value, particularly in the current economic environment. For example, executives often look to change in control agreements to provide protection for lost professional opportunities in the event of a change in control and consequently assign significant value to them. The Compensation Committee believes that our current change in control arrangements protect shareholder interests by retaining management should periods of uncertainty arise. Because our change in control arrangements are structured to serve the above purpose and because change in control agreements represent a contractual obligation of our Company, decisions relating to other elements of compensation have minimal effect on decisions relating to existing change in control agreements.

The Company has entered into change in control agreements with our Named Executive Officers. The benefits payable under these arrangements in certain circumstances are disclosed below on pages 23 through 28. These agreements generally provide that, if we fail to extend the executive’s agreement or terminate the executive’s employment without cause, or if the executive terminates the executive’s employment for good reason, the executive will receive an amount equal to two (2) times the sum of the executive’s base salary plus an amount equal to the maximum annual performance bonus in the fiscal year in which a change in control occurs or the immediately preceding fiscal year, whichever is higher, plus basic benefits as more fully described in the change in control agreement.

Summary Compensation Table

The following table sets forth certain information regarding compensation paid for services rendered during the fiscal year ended January 30, 2010 to each of our five most highly compensated executive officers, including the Chief Executive Officer and Chief Financial Officer (collectively, the “Named Executive Officers”):

							Change in
							Pension Value
							and
							Nonqualified
				Stock	Option	Non-Equity	Deferred
				Awards	Awards	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	($)	($)	Compensation	Earnings	Compensation ($)		Total
(a)	(b)	($)(1)(c)	($)(2)(d)	(3)(e)	(3)(f)	($)(4)(g)	($)(h)	(5)(i)		($)(j)

George Zimmer	2009	956,231	—	—	—	66,000	—	476,680	(6)(7)	1,498,911
Chairman of the Board and	2008	1,016,016	—	—	—	34,000	—	658,996	(6)	1,709,012
Chief Executive Officer	2007	1,034,248	—	—	—	66,667	—	566,309	(6)	1,667,224
Neill P. Davis	2009	398,846	—	—	—	99,000	—	6,167	(7)(9)	504,013
Executive Vice President,	2008	393,770	201,683	568,000	—	51,000	—	6,033	(8)(9)	1,220,486
Chief Financial Officer,	2007	363,999	5,066	—	—	66,667	—	1,292	(8)(9)	437,024
Treasurer and Principal Financial Officer
Douglas S. Ewert	2009	498,558	—	232,300	—	115,500	—	8,658	(7)(9)	855,016
President and Chief	2008	486,154	500,000	—	785,753	59,500	—	11,303	(8)(9)	1,842,710
Operating Officer	2007	420,000	—	—	1,867,810	66,667	—	12,026	(8)(9)	2,366,503
Charles Bresler, Ph.D.	2009	367,067	—	—	—	66,000	—	7,188	(7)(9)	440,255
Executive Vice President —	2008	364,038	—	—	—	34,000	—	9,787	(8)(9)	407,825
Marketing and Human	2007	420,000	—	—	—	66,667	—	10,257	(8)(9)	496,924
Resources
James E. Zimmer	2009	75,057	—	—	257,786	23,100	—	14,672		370,615
Senior Vice President —	2008	330,000	—	—	—	23,331	—	7,678		361,009
Merchandising	2007	330,000	—	—	—	16,667	—	10,860		357,527

(1)	Represents salary for 52 weeks in 2009, 2008 and 2007 fiscal years.

(2)	Represents special bonus paid to the Named Executive Officers in the indicated fiscal year.

(3)	Represents aggregate grant date Fair Value of award computed in accordance with FASB ASC topic 718.

(4)	Represents bonus paid relating to services performed in the indicated fiscal years.

(5)	Includes forfeitures and dividend allocation to the ESOP account of the Named Executive Officer in the indicated fiscal year.

(6)	Includes $23,076, $21,722, and $18,759 paid in 2009, 2008 and 2007, respectively, in connection with insurance premiums (see “Split-Dollar Life Insurance Agreements”), $17,053, $16,484 and $14,321 paid in 2009, 2008 and 2007, respectively, in related tax gross up payments, $127,917, $169,755, and $332,457 paid in 2009, 2008 and 2007, respectively, in incremental cost for George Zimmer’s personal use of the corporate aircraft, and $288,245, $439,194, and $183,832 paid in 2009, 2008 and 2007, respectively, for lost Company tax benefits from disallowed deductions associated with George Zimmer’s personal use of the corporate aircraft.

(7)	Includes $100 Company matching contribution to the 401(k) Saving Plan account of the Named Executive Officer.

(8)	Includes $400 Company matching contribution to the 401(k) Saving Plan account of the Named Executive Officer.

(9)	Includes amount of dividend equivalent payment on unvested deferred stock units paid to the Named Executive Officer in the indicated fiscal year.

Split-Dollar Life Insurance Agreements

The George Zimmer 1988 Living Trust, the George Zimmer 2008 Qualified Annuity Trust DTD 5/30/08 and the George Zimmer 2008 Qualified Annuity Trust DTD 6/2/08 are presently the owners, respectively, of 1,988,903 shares, 393,687 shares and 170,714 shares of our Common Stock. We have been advised that in the event of the death of George Zimmer, absent other sources of cash, his estate may be required to publicly sell all or a substantial portion of such shares to satisfy estate tax obligations. The public sale of such number of shares may destabilize the market for our publicly traded stock. In November 1994, shortly after the Company went public and when George Zimmer owned approximately 31% of our outstanding Common Stock, we entered into an agreement (commonly known as a split-dollar life insurance agreement) with him under the terms of which we made advances of the premiums for certain life insurance policies on the life of George Zimmer with an aggregate face value, as amended, of $25,500,000 purchased by a trust established by Mr. Zimmer. To secure the repayment of the advances, the trust assigned the policies to us as collateral. Further, a second split-dollar life insurance agreement with essentially the same terms as the existing agreement was entered into relating to a life insurance policy on the life of George Zimmer with a face value of $1,000,000 purchased by a second trust established by Mr. Zimmer. The trusts assigned the additional policies to us as collateral. The proceeds of these policies are intended to provide George Zimmer’s estate with enough liquidity to avoid destabilizing sales of our Common Stock.

In light of the provisions of the Sarbanes-Oxley Act of 2002 which prohibit us from making loans to our officers and directors (which may encompass the advancement of premiums for life insurance policies even though secured by the cash payable pursuant to such policies), we have ceased making premium payments as loans to George Zimmer. When, as a result of the limitations imposed by the Sarbanes Oxley Act of 2002, the Company could no longer provide to Mr. Zimmer the benefit of the traditional split dollar insurance arrangement, the Compensation Committee reviewed his overall compensation program and decided to pay him an amount in cash to pay the premiums on the insurance policies and also to pay him an additional amount to cover the taxes due on such payment and the additional payment. Because the Compensation Committee considers these payments as part of George Zimmer’s base compensation and the payments are made directly to him without any requirement that they be used to pay premiums on the insurance, we have included the payments as part of his base salary in the Summary Compensation Table. Starting in fiscal 2009, the Compensation Committee set Mr. Zimmer’s base compensation without identifying a specific amount determined by the premiums on the insurance policies or taxes due in respect of additional payments with respect to the premiums.

In June 2006, we entered into an additional split-dollar life insurance agreement with George Zimmer pursuant to which we granted to Mr. Zimmer the right to select the settlement option for payment of the death benefits and the beneficiaries to receive certain of the proceeds to be paid upon his death under a $4,000,000 policy which we maintain on his life. We will continue to pay the premiums due on this policy, a portion of which is additional compensation to Mr. Zimmer. We are the sole owner of the policy and at the time of George Zimmer’s death we have the right to receive a portion of the death benefit equal to the greater of the total amount of the premiums paid under the policy or the cash value of the policy (excluding certain charges and reductions, including but not limited to indebtedness outstanding against such policy and interest related thereto). The balance of the death benefit, if any, will be provided to the beneficiaries named by George Zimmer.

Employee Equity Incentive Plans

We maintain The Men’s Wearhouse, Inc. 1996 Long-Term Incentive Plan (the “1996 Plan”) and the 2004 Long-Term Incentive Plan (the “2004 Plan”) (collectively, the “Plans”) for the benefit of our full-time key employees. Under the 1996 Plan, awards covering up to 2,775,000 shares of our Common Stock may be granted. Under the 2004 Plan, awards covering up to 2,110,059 shares of our Common Stock may be granted.

The Plans are administered by the Compensation Committee. The individuals eligible to participate in the Plans are such of our full-time key employees, including officers and employee directors, as the committee may determine from time to time. However, George Zimmer and James Zimmer are not eligible to participate in the 1996 Plan.

Under the Plans, the Compensation Committee may grant options (both incentive stock options and nonqualified stock options), stock appreciation rights, restricted stock, deferred stock units, performance stock awards, performance units, cash-based awards, and other stock-based awards. The purchase price of shares subject to an option granted under the Plans is determined by the Compensation Committee and may not be less than 100% of the fair market value of the shares of our Common Stock on the date of grant. Options granted under the Plans must be exercised within ten years from the date of grant. Unless otherwise provided by the Compensation Committee, the options vest with respect to one-third of the shares covered thereby on each of the first three anniversaries of the date of grant. In the case of any eligible employee who owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiaries, (i) the option price of any incentive stock option granted may not be less than 110% of the fair market value of our Common Stock on the date of grant and (ii) the exercisable period may not exceed five years from the date of grant. Stock appreciation rights (freestanding or tandem), restricted stock, deferred stock units, performance stock awards, performance units, other stock-based awards and cash-based awards may be granted under the Plans in such number and upon such terms and conditions as determined by the Compensation Committee.

Generally, awards granted under the Plans are not transferable by the holder other than by will or under the laws of descent and distribution. Options granted under the Plans terminate on the earlier of (i) the expiration date of the option or (ii) one day less than one month after the date the holder of the option terminates his or her employment with us for any reason other than the death, disability or the retirement of such holder. During such one-month period, the holder may exercise the option in respect of the number of shares that were vested on the date of such severance of employment. In the event of severance because of the death, disability or retirement of a holder before the expiration date of the option, the option terminates on the earlier of such (i) expiration date or (ii) one year following the date of severance. During this period the holder, or his or her heirs, as the case may be, generally may exercise the option in respect of the number of shares that were vested on the date of severance because of death, disability or retirement. The Compensation Committee shall determine the extent to which a holder shall have the right to receive or exercise such award following termination of the holder’s employment with us.

Grants of Plan-Based Awards Table

The following table sets forth certain information regarding grants made during the fiscal year ended January 30, 2010 to each of the Named Executive Officers under any of the Plans:

								All Other	All Other
								Stock	Option	Exercise	Grant
								Awards:	Awards:	or Base	Date Fair
		Estimated Future Payouts			Estimated Future Payouts			Number	Number	Price of	Value of
		Under Non-Equity			Under Equity			of Shares	of Securities	Option	Stock and
	Grant	Incentive Plan Awards			Incentive Plan Awards			of Stock	Underlying	Awards	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	($/Sh)	Awards
(a)	(1)(b)	($)(c)	($)(d)	($)(2)(e)	($)(f)	($)(g)	($)(h)	(#)(3)(i)	(#)(4)(j)	(5)(k)	($)(6)(l)

George Zimmer	4/14/2009	—	—	200,000	—	—	—	—	—	—	—
Neill P. Davis	4/14/2009	—	—	300,000	—	—	—	—	—	—	—
Douglas S. Ewert	4/14/2009	—	—	350,000	—	—	—	—	—	—	—
	10/2/2009	—	—		—	—	—	10,000	—	—	232,300
Charles Bresler, Ph.D.	4/14/2009	—	—	200,000	—	—	—	—	—	—	—
James E. Zimmer	4/14/2009	—	—	70,000	—	—	—	—	—	—
	4/14/2009	—	—	—	—	—	—	—	37,000	17.62	257,786

(1)	Represents the date when the Compensation Committee approved the targets for the executive officers’ annual cash incentive bonus program.

(2)	Relates to our ongoing bonus program in which executive officers participate annually. The criteria for determining the amount of each Named Executive Officer’s bonus is based on: (i) the Company attaining sales goals, (ii) the Company attaining net income goals, and (iii) the officer attaining personal goals. Each of the first two criteria is quantitative, while the third criterion is subjective. Each criterion carries equal weight and accounts for one third of the possible payout. Two different thresholds exist for each of the three criteria — good and excellent. An executive receives one-sixth of the payout if the “good” threshold of a particular criterion is met and receives the entire one-third payout if the “excellent” threshold is achieved. The qualitative assessment of each Named Executive Officer’s individual performance is made by the Compensation Committee primarily based on the views and recommendations of the Chief Executive Officer in the case of the Named Executive Officers other than himself. Threshold levels for “good” financial criteria are based on minimum performance objectives that the Chief Executive Officer sets at the beginning of a year and take into consideration the Company’s operating and growth plans for the coming year and are generally considered to be obtainable that year. The “excellent” threshold targets are typically representative of a substantial increase over the “good” threshold and, in recent years, these thresholds usually have not been achieved. For actual amounts paid to the Named Executive Officers pursuant to these grants under the bonus program, see the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

(3)	Represents deferred stock units granted to Mr. Ewert on October 2, 2009. The grant vests on October 2, 2010.

(4)	Represents stock options granted to James Zimmer on April 14, 2009. The grant vests as follows: 18,500 shares annually on each of April 14, 2010 and 2011.

(5)	Represents exercise price per option of 37,000 stock options granted to James Zimmer on April 14, 2009.

(6)	Represents grant date fair value of 10,000 deferred stock units granted to Mr. Ewert on October 2, 2009 and of 37,000 stock options granted to James Zimmer on April 14, 2009.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes certain information regarding unexercised options, vested stock and equity incentive plan awards outstanding as of the end of the fiscal year ended January 30, 2010 for each of the Named Executive Officers:

	Option Awards							Stock Awards
					Equity Incentive							Equity Incentive
					Plan Awards:					Market Value	Equity Incentive	Plan Awards:
	Number of		Number of		Number of			Number		of Shares	Plan Awards:	Market or
	Securities		Securities		Securities			of Shares		or Units	Number of	Payout Value of
	Underlying		Underlying		Underlying			or Units		of Stock	Unearned Shares,	Unearned Shares,
	Unexercised		Unexercised		Unexercised	Option	Option	of Stock		That Have	Units or Other	Units or Other
	Options		Options		Unearned	Exercise	Expiration	That Have		Not Vested	Rights That Have	Rights That Have
Name	Exercisable		Unexercisable		Options	Price	Date	Not Vested		($)(1)	Not Vested	Not Vested
(a)	(#)(b)		(#)(c)		(#)(d)	($)(e)	(f)	(#)(g)		(h)	(#)(i)	($)(j)

George Zimmer	—		—		—	—	—	—		—	—	—
Neill P. Davis	10,003	(2)	7,501	(3)	—	14.24	2/11/2012	—		—	—	—
	—		7,500	(4)	—	7.97	2/26/2013	—		—	—	—
	15,000	(5)	45,000	(6)	—	15.88	2/13/2014	—		—	—	—
	—		—		—	—	—	20,000	(7)	403,000	—	—
Douglas S. Ewert	1,500	(8)	—		—	16.63	2/22/2011	—		—	—	—
	9,000	(9)	27,000	(10)	—	15.88	2/13/2014	—		—	—	—
	20,000	(11)	80,000	(12)	—	41.33	11/16/2017	—		—	—	—
	10,998	(13)	88,002	(14)	—	22.72	3/28/2018	—		—	—	—
	—		—		—	—	—	22,500	(15)	453,375	—	—
	—		—		—	—	—	2,500	(16)	50,375	—	—
								10,000	(17)	201,500	—	—
Charles Bresler, Ph.D.	30,000	(18)	60,000	(19)	—	14.24	2/11/2012	—		—	—	—
	—		—		—	—	—	22,500	(20)	453,375	—	—
James E. Zimmer	—		37,000	(21)	—	17.62	4/14/2019	—		—	—	—

(1)	Based on the closing price of $20.15 per share for our Common Stock on the New York Stock Exchange on January 29, 2010, which was the last trading day of our fiscal year.

(2)	The award vested on January 27, 2009 and January 27, 2010.

(3)	The award vests on January 27, 2011.

(4)	The award vests on February 26, 2010.

(5)	The award vested on February 13, 2008 and 2009.

(6)	The award vests as follows: 7,500 options on February 13, 2010, 15,000 options on February 13, 2011 and 22,500 options on February 13, 2012.

(7)	The award vests as follows: 5,000 units annually on each of April 13, 2010, 2011, 2012 and 2013.

(8)	The award vested on February 22, 2008.

(9)	The award vested on February 13, 2009.

(10)	The award vests as follows: 9,000 options annually on each of February 13, 2010, 2011 and 2012.

(11)	The award vested on November 16, 2008 and November 16, 2009.

(12)	The award vests as follows: 10,000 options annually on each of November 16, 2010, 2011, 2012, 2013, 2014, 2015, 2016, and 10,000 options on October 16, 2017.

(13)	The award vested on March 28, 2009.

(14)	The award vests as follows: 10,999 options annually on March 28, 2010, 2011, 2012, 2013, 2014, 2015 and 2016 and 11,009 options on March 28, 2017.

(15)	The award vests as follows: 7,500 units annually on each of April 13, 2010, 2011 and 2012.

(16)	The award vests on April 13, 2010.

(17)	The award vests on October 2, 2010.

(18)	The award vested on January 27, 2010.

(19)	The award vests as follows: 30,000 options on each of January 27, 2011 and July 27, 2011.

(20)	The award vests as follows: 7,500 units annually on each of April 13, 2010, 2011 and 2012.

(21)	The award vests as follows: 18,500 options annually on each of April 14, 2010 and 2011.

Option Exercises and Stock Vested Table

The following table summarizes certain information regarding the exercise of options and the vesting of stock during the fiscal year ended January 30, 2010 for each of the Named Executive Officers:

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
Name	on Exercise	on Exercise	on Vesting	on Vesting
(a)	(#)(b)	($)(c)	(#)(d)	($)(e)

George Zimmer	—	—	—	—
Neill P. Davis	27,500	380,671	5,000	93,000
Douglas S. Ewert	7,500	56,739	10,000	186,000
Charles Bresler, Ph.D.	30,000	337,230	7,500	139,500
James E. Zimmer	—	—	—	—

Pension Benefits

We currently have no defined benefit pension plans.

Nonqualified Deferred Compensation

We currently have no defined contribution plans which provide for the deferral of compensation on a basis that is not tax qualified.

Potential Payments upon Termination or Change in Control

Change in Control Agreements

Effective as of May 15, 2009 (the “Effective Date”), we entered into Change in Control agreements with our executive officers, including the Named Executive Officers, which entitle the executives to receive certain benefits in the event that a Change in Control occurs and the executive’s employment with the Company is terminated after the occurrence of that Change in Control. The agreements terminate on the first to occur of (a) the executive’s death or disability, (b) the termination of the executive’s employment with the Company or (c) the end of the last day of (i) the two-year period beginning on the Effective Date (or any period for which the term shall have been automatically extended) if no Change in Control shall have occurred during that two-year period or (ii) the two-year period beginning on the date on which a Change in Control occurred if a Change in Control of the Company shall have occurred during the applicable two-year period; provided, however, that, if the agreement has not terminated due to the executive’s death or disability and we have not given the executive notice at least 90 days before any applicable expiration date that the term will expire on such expiration date, then the term of the agreement shall be automatically extended for successive two-year periods.

The Change in Control agreements do not limit or otherwise affect any rights an executive may have under any other contract or agreement with the Company or any of our affiliates. Amounts which are vested benefits or which the executive is otherwise entitled to receive under any plan, program, policy or practice of or provided by, or any contract or agreement with, the Company or any of our affiliates at or subsequent to the date of termination of the executive’s employment with the Company shall be payable or otherwise provided in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by the executive’s Change in Control agreement.

Pursuant to the agreements, a “Change in Control” occurs when:

•	the individuals who (i) are members of the Board of Directors on the Effective Date or (ii) who become members of the Board of Directors after the Effective Date, whose appointment or election by the Board of Directors or nomination for election by our shareholders is approved or recommended by a vote of at least two-thirds of the then serving incumbent directors and whose initial assumption of service on the Board of Directors is not in connection with an actual or threatened election contest (the “Incumbent Directors”) cease for any reason to constitute a majority of the members of the Board of Directors;

•	a merger, consolidation or similar transaction (a “merger”) of the Company with another entity is consummated, unless:

•	the individuals and entities who were the beneficial owners of our voting securities outstanding immediately prior to such merger own, directly or indirectly, more than 50 percent of the combined voting power of the voting securities of either the surviving entity or the parent of the surviving entity outstanding immediately after such merger; and

•	the individuals who comprise the Board of Directors immediately prior to such merger constitute a majority of the board of directors or other governing body of either the surviving entity or the parent of the surviving entity;

•	a merger of a wholly-owned subsidiary with another entity (other than an entity in which we own, directly or indirectly, a majority of the voting and equity interest) is consummated if the gross revenues of such wholly-owned subsidiary (including the entities wholly-owned directly or indirectly by such wholly-owned subsidiary) for the twelve-month period immediately preceding the month in which the merger occurs equal or exceed 30 percent of our consolidated gross revenues reported by us on our consolidated financial statements for such period;

•	any person, other than a Specified Owner (as defined in the agreement), becomes a beneficial owner, directly or indirectly, of our securities representing 30 percent or more of the combined voting power of our then outstanding voting securities;

•	a sale, transfer, lease or other disposition of all or substantially all of the assets of the Company is consummated (an “Asset Sale”), unless:

•	the individuals and entities who were the beneficial owners of our voting securities immediately prior to such Asset Sale own, directly or indirectly, more than 50 percent of the combined voting power of the voting securities of the entity that acquires such assets in such Asset Sale or its parent immediately after such Asset Sale in substantially the same proportions as their ownership of our voting securities immediately prior to such Asset Sale; and

•	the individuals who comprise the Board of Directors immediately prior to such Asset Sale constitute a majority of the board of directors or other governing body of either the entity that acquired such assets in such Asset Sale or its parent; or

•	our shareholders approve a plan of complete liquidation or dissolution of the Company.

In addition, if following the commencement of any discussion with a third person (other than discussions with an investment banker, attorney, accountant or other advisor engaged by us) that ultimately results in a Change in Control, the executive’s (i) employment with the Company is terminated, (ii) duties are materially changed or the executive’s status and position with the Company is materially diminished, (iii) annual base salary is reduced, or (iv) annual bonus potential is reduced to an amount less than such executive’s maximum annual bonus potential for the preceding year (the “Benchmark Bonus”), then for all purposes of the agreement, such Change in Control shall be deemed to have occurred on the date immediately prior to the date of such termination, change, diminution, or reduction.

If a Change in Control occurs and an executive’s employment by the Company is terminated, the executive shall be entitled to the following benefits:

•	If the executive’s employment by the Company is:

•	terminated by the Company as a result of the occurrence of an Event of Termination for Cause (as defined below) or by the executive before the occurrence of an Event of Termination for Good Reason (as defined below),

•	automatically terminated as a result of the executive’s death, or

•	automatically terminated as a result of the executive’s disability (as defined in the Change in Control agreements),

then we shall pay to the executive, or the executive’s estate or beneficiaries, as applicable, those amounts earned or benefits accumulated due to the executive’s continued service through his termination date.

•	If the executive’s employment by the Company is terminated by us otherwise than as a result of the occurrence of an Event of Termination for Cause or by the executive after the occurrence of an Event of Termination for Good Reason, then we shall pay to the executive those amounts earned or benefits accumulated due to the executive’s continued service through his termination date as well as:

•	a lump sum equal to two times the sum of (1) the amount (including any deferred portion thereof) of the base salary for the fiscal year in which the executive’s termination date occurs or for the immediately preceding fiscal year, whichever is higher and (2) an amount equal to the executive’s maximum potential annual performance bonus for the fiscal year in which the executive’s termination date occurs or the immediately preceding fiscal year, whichever is higher, and

•	a lump sum equal to the product of (1) the total monthly basic life insurance premium (both the portion paid by us and the portion paid by the executive) applicable to the executive’s basic life insurance coverage on his termination date and (2) 24 (provided that if a conversion option is applicable under our group life insurance program, the executive may, at his option, convert his basic life insurance coverage to an individual policy after his termination date by completing the forms required by us).

In addition, we at our sole expense shall take the following actions: (1) throughout the period beginning on the termination date and ending on the first to occur of the second anniversary of the termination date, or the date on which the executive becomes employed on a full-time basis by another person (the “Coverage Period”), we shall maintain in effect, and not materially reduce the benefits provided by our group health plan in which the executive was a participant immediately before the termination date; and (2) we shall arrange for the executive’s uninterrupted participation throughout the coverage period in our group health plan in which the executive was a participant immediately before the termination date; provided that if the executive’s participation after the termination date in such group health plan is not permitted by the terms of that plan, then throughout the Coverage Period, we (at our sole expense) shall provide the executive with substantially the same benefits that were provided to the executive by that plan immediately before the termination date.

Assuming that a Change in Control occurred during fiscal 2009 and each of the executives were terminated under the above-described circumstances effective as of January 30, 2010, the Named Executive Officers would be entitled to receive the following:

	2x Base &	Insurance	Health
	Bonus	Premiums	Coverage	Total
Name	($)	($)	($)	($)(1)

George Zimmer	2,264,000	4,979	20,540	2,289,519
Neill P. Davis	1,360,000	4,979	20,540	1,385,519
Douglas S. Ewert	1,650,000	4,979	18,518	1,673,497
Charles Bresler, Ph.D.	1,112,500	4,979	16,332	1,133,811
James E. Zimmer	153,000	4,830	14,945	172,775

(1)	Does not include amounts earned or benefits accumulated due to continued service through January 30, 2010.

Each payment required to be made to an executive pursuant to the foregoing shall be made by check drawn on an account of the Company or the successor and shall be paid generally within 30 days after the date of termination; provided, however, that certain of the payments to be made to the executives under the Change in Control agreements may be deferred in order to comply with the requirements of section 409A of the Code. In the event that it is determined that any payment, benefit or distribution by us or our affiliates to or for the benefit of the executive (whether paid or payable, distributed or distributable, or provided or to be provided, pursuant to the terms of his Change in Control agreement or otherwise) would be nondeductible by us or any of our affiliates for federal income tax purposes because of section 280G of the Code then the aggregate present value of amounts payable or distributable to or for the benefit of the executive pursuant to his Change in Control agreement shall be reduced to an amount expressed in present value which maximizes the aggregate present value of agreement payments without causing any payment to be nondeductible by us or any of our affiliates because of section 280G of the Code.

Pursuant to the terms of the Change in Control agreements, an “Event of Termination for Cause” shall be deemed to have occurred if, after a Change in Control, the executive shall have committed:

•	gross negligence or willful misconduct in connection with his duties or in the course of his employment with the Company or any wholly-owned subsidiary;

•	an act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any wholly-owned subsidiary;

•	intentional wrongful damage to property (other than of a de minimis nature) of the Company or any wholly-owned subsidiary;

•	intentional wrongful disclosure of secret processes or confidential information of the Company or any wholly-owned subsidiary which the executive believes or reasonably should believe will have a material adverse affect on the Company; or

•	an act leading to a conviction of a felony, or a misdemeanor involving moral turpitude.

No act, or failure to act, on the part of the executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. The Executive shall not be deemed to have been terminated as a result of an “Event of Termination for Cause” under the agreement unless and until there shall have been delivered to the executive a certified copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the members of the Board of Directors then in office (but excluding the executive from any such vote or determination if he is then a member of the Board of Directors) at a meeting of the Board of Directors called and held for such purpose, finding that, in the good faith opinion of the Board of Directors, the executive had committed an act set forth above and specifying the particulars thereof in detail.

Further, as defined in the Change in Control agreements, an “Event of Termination for Good Reason” shall occur if, on or after a Change in Control, the Company or the successor:

•	assigns to the executive any duties inconsistent with the executive’s position (including offices, titles and reporting requirements), authority, duties or responsibilities with the Company in effect immediately before the occurrence of the Change in Control or otherwise makes any change in any such position, authority, duties or responsibilities;

•	removes the executive from, or fails to re-elect or appoint the executive to, any duties or position with the Company that were assigned or held by the executive immediately before the occurrence of the Change in Control, except that a nominal change in the executive’s title that is merely descriptive and does not affect rank or status shall not constitute such an event;

•	takes any other action that results in a material diminution in the executive’s position, authority, duties or responsibilities or otherwise takes any action that materially interferes therewith;

•	reduces the executive’s annual base salary as in effect immediately before the occurrence of the Change in Control or as the executive’s annual base salary may be increased from time to time after that occurrence;

•	reduces the executive’s maximum annual bonus potential to an amount less than the executive’s maximum annual bonus potential for the preceding year (the “Benchmark Bonus”) or revises the bonus plan in any manner that materially adversely affects the executive’s ability to achieve the maximum annual bonus potential;

•	requires the executive:

•	to be based at any office or location more than thirty-five (35) miles from the office of the Company where the executive was principally employed and stationed immediately prior to the Change in Control, or

•	to travel on Company business to a materially greater extent than required immediately prior to the Change in Control;

•	requires the executive to perform a majority of his duties outside the office of the Company where the executive was principally employed and stationed immediately prior to the Change in Control for a period of more than 21 consecutive days or for more than 90 days in any calendar year;

•	fails to:

•	continue in effect any bonus, incentive, profit sharing, performance, savings, retirement or pension policy, plan, program or arrangement (such policies, plans, programs and arrangements collectively being referred to as the “Basic Benefit Plans”), including, but not limited to, any deferred compensation, supplemental executive retirement or other retirement income, stock option, stock purchase, stock appreciation, restricted stock, deferred stock unit, employee stock ownership or similar policy, plan, program or arrangement of the Company, in which the executive was a participant immediately before the occurrence of the Change in Control unless an equitable and reasonably comparable arrangement (embodied in a substitute or alternative benefit or plan) shall have been made with respect to such Basic Benefit Plan promptly following the occurrence of the Change in Control, or

•	continue the executive’s participation in any Basic Benefit Plan (or any substitute or alternative plan) on substantially the same basis, both in terms of the amount of benefits provided to the executive (which are in any event always subject to the terms of any applicable Basic Benefit Plan) and the level of the executive’s participation relative to other executives of the Company, as existed immediately before the occurrence of the Change in Control;

•	fails to continue to provide the executive with benefits substantially similar to those enjoyed by the executive under any of our other executive benefit plans, policies, programs and arrangements, including, but not limited to, life insurance, medical, dental, health, hospital, accident or disability plans, in which the executive was a participant immediately before the occurrence of the Change in Control;

•	takes any action that would directly or indirectly materially reduce any other non-contractual benefits that were provided to the executive by the Company immediately before the occurrence of the Change in Control or deprive the executive of any material fringe benefit enjoyed by the executive immediately before the occurrence of the Change in Control;

•	fails to provide the executive with the number of paid vacation days to which the executive was entitled in accordance with our vacation policy in effect immediately before the occurrence of the Change in Control;

•	fails to continue to provide the executive with office space, related facilities and support personnel (including, but not limited to, administrative and secretarial assistance) that are (i) both commensurate with the executive’s responsibilities to and position with the Company immediately before the occurrence of the Change in Control and not materially dissimilar to the office space, related facilities and support personnel provided to our other executives having comparable responsibility to the executive, or (ii) physically located at the office of the Company where the executive was principally employed and stationed immediately prior to the Change in Control;

•	fails to honor any provision of any employment agreement the executive has or may in the future have with the Company or fail to honor any provision of the Change in Control agreement;

•	gives effective notice of an election to terminate at the end of the term or the extended term of any employment agreement the executive has or may in the future have with the Company or the successor in accordance with the terms of any such agreement; or

•	purports to terminate the executive’s employment by the Company unless proper notice of that termination shall have been given to the executive.

In addition, pursuant to the terms of the Change in Control agreements, immediately upon the occurrence of a Change in Control, all options to acquire our voting securities held by an executive shall become fully exercisable and all restrictions on our restricted voting securities granted to an executive prior to a Change in Control shall be removed and the securities shall be freely transferable. In addition, the award agreements between the Named Executive Officers and the Company related to the awards of deferred stock units provide that such units shall immediately vest upon a Change in Control. If a Change in Control occurred on January 30, 2010, the following awards would have vested for each of the Named Executive Officers which, based on the closing sales price of our Common Stock on January 29, 2010 (the last trading day of the fiscal year ended January 30, 2010), would have resulted in the indicated realized value to the Named Executive Officers:

			Restricted Stock and Deferred
	Option Awards		Stock Unit Awards
			Number of
	Number of	Value	Shares or	Value	Total Value
	Shares	Realized	Units	Realized	Realized
Name	(#)	($)	(#)	($)	($)

George Zimmer	—	—	—	—	—
Neill P. Davis	60,001	327,856	20,000	403,000	730,856
Douglas S. Ewert	195,002	115,290	35,000	705,250	820,540
Charles Bresler, Ph.D.	60,000	354,600	22,500	453,375	807,975
James E. Zimmer	37,000	93,610	—	—	93,610

Finally, the Change in Control agreements provide that in the event that (i) prior to a Change in Control, our Board of Directors determines by a majority vote, or (ii) following a Change in Control, a court of competent jurisdiction determines by a final, non-appealable order, that an executive, before or after the termination of his employment relationship with us, has committed certain acts which materially and adversely affect the Company, then some or all (A) benefits payable or to be provided, or previously paid or provided, to the executive under his Change in Control agreement or (B) cash bonuses paid to the executive by the Company, or equity awards granted to the executive by the Company that vest, on or after the executive executed the Change in Control agreement will be forfeited to us on such terms as determined by the Board of Directors. Those acts which could trigger such a forfeiture include:

•	fraud, embezzlement, theft, felony or similar acts of dishonesty in the course of the executive’s employment with us which damaged the Company,

•	knowingly causing or assisting in causing our financial statements to be misstated or the Company to engage in criminal misconduct,

•	disclosing our trade secrets, or

•	violating the terms of any non-competition, non-disclosure or similar agreement with respect to us to which the executive is a party.

DIRECTOR COMPENSATION

Our employee directors do not receive fees for attending meetings of the Board of Directors. Generally, each of our non-employee directors receives an annual retainer of $100,000; however, in response to the downturn in the economic environment and consistent with the Company’s cost-saving measures, for fiscal 2009, the non-employee directors’ annual retainer was voluntarily reduced by 10% to $90,000, but will return to $100,000 for fiscal 2010. In addition, the Lead Director receives an annual retainer of $50,000, members of the Audit Committee receive an annual retainer of $10,000, or $20,000 for the Chairman of the Audit Committee, and the Chairman of each of the Compensation Committee and the Nominating and Corporate Governance Committee receive an annual retainer of $10,000. Further, each person who is a non-employee director receives a grant of a number of restricted stock or deferred stock units, at the discretion of the Board of Directors, equal to $100,000 divided by the closing price of our Common Stock as reported on the New York Stock Exchange on the date of grant. Historically, including in fiscal 2009, this grant was received by those non-employee directors serving on the last trading day of such fiscal year. Beginning in fiscal 2010, each non-employee director who is a director on the last day of each fiscal quarter will receive a grant of a number of deferred stock units equal to $25,000 divided by the closing price of our Common Stock on the last trading day of such fiscal quarter. In addition, upon his or her appointment, any new director will receive a grant of restricted stock or deferred stock units, at the discretion of the Board of Directors, equal to $100,000 divided by the closing price of our Common Stock as reported on the New York Stock Exchange on the date such director is appointed or elected to the Board of Directors. All such awards shall be subject to the terms of the Company’s 2004 Long-Term Incentive Plan (the “2004 Plan”). All restrictions on the restricted stock lapse, and all deferred stock unit awards shall vest, one year after the date of grant or, if earlier, upon the occurrence of a change in control of the Company (as defined in the award agreements to be entered into between us and the directors under the 2004 Plan, the form of which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Commission on January 28, 2009).

The following table summarizes compensation paid to each non-employee director during the fiscal year ended January 30, 2010:

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
(1)(a)	($)(b)	($)(2)(c)	($)(d)	($)(e)	(f)	($)(3)(g)	($)(h)

Rinaldo S. Brutoco	100,000	100,004	—	—	—	2,404	202,408
Deepak Chopra, M.D.	90,000	100,004	—	—	—	2,404	192,408
Larry R. Katzen	100,000	100,004	—	—	—	2,404	202,408
Michael L. Ray, Ph.D.	100,000	100,004	—	—	—	2,404	202,408
William B. Sechrest	160,000	100,004	—	—	—	2,404	262,408
Sheldon I. Stein	100,000	100,004	—	—	—	2,404	202,408

Footnotes:

(1)	David Edwab, who is an executive officer of the Company, but not a Named Executive Officer, has been omitted from the table as he does not receive any additional compensation for services provided as a director.

(2)	Represents aggregate grant date Fair Value of awards computed in accordance with FASB ASC topic 718.

(3)	Represents amount of dividend paid to the director on unvested restricted stock shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

During the fiscal year ended January 30, 2010, there were no transactions with related persons, as described in Item 404(a) of Regulation S-K.

Policies and Procedures for Approval of Related Person Transactions

The Board of Directors formally adopted a written policy with respect to related person transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) we or any of our subsidiaries are a participant, (ii) any related person has a direct or indirect interest and (iii) the amount involved exceeds $50,000. The Compensation Committee is responsible for reviewing, approving and ratifying any related person transaction. The Compensation Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees for professional services provided by Deloitte & Touche LLP (“D&T”), the Company’s independent registered public accounting firm, in each of the last two fiscal years in each of the following categories were:

	Fiscal Year
	2009	2008

Audit Fees(1)	$877,000	$918,100
Audit Related Fees(2)	122,000	122,400
Tax Fees(3)	158,400	73,600
All Other Fees(4)	22,000	2,100

	$1,179,400	$1,116,200

(1)	Audit fees consist of audit work performed in connection with the annual financial statements, assessment of our internal control over financial reporting, the reviews of unaudited quarterly financial statements as well as work generally only the independent registered public accounting firm can reasonably provide, such as consents, comfort letters and review of documents filed with the Securities and Exchange Commission.

(2)	Audit related services represent fees for audits of our employee benefit plans and attestation of our marketing agreement provisions with David’s Bridal, Inc.

(3)	Tax services include fees for a variety of federal, state and international tax consulting projects and tax compliance services.

(4)	Fees for other services consist of fees for accounting research tools and in 2009 fees associated with potential acquisitions by the Company.

The Audit Committee has considered whether non-audit services provided by D&T to us are compatible with maintaining D&T’s independence.

The Audit Committee has implemented pre-approval policies and procedures for all audit and non-audit services. Generally, the Audit Committee requires pre-approval of any services to be provided by our independent registered public accounting firm to us or any of our subsidiaries. The pre-approval procedures include the designation of such pre-approval responsibility to one individual on the Audit Committee, currently Mr. Sechrest. There were no services approved by the Audit Committee pursuant to the de minimis exception in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X during fiscal 2009.

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

D&T has served as our independent registered public accounting firm providing auditing, financial and tax services since their engagement in fiscal 1992. At present, the Audit Committee intends to continue the appointment of D&T as our independent registered public accounting firm for the fiscal year ending January 29, 2011. In determining to appoint D&T, the Audit Committee carefully considers D&T’s past performance for the Company, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards.

Representatives of D&T are expected to attend the Annual Meeting, will be afforded an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by shareholders.

We are asking our shareowners to ratify the selection of D&T as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of D&T to our shareholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2010.

PROPOSALS FOR NEXT ANNUAL MEETING

Any proposals of shareholders intended to be presented at our annual meeting of shareholders to be held in 2011 must be received by us at our principal executive offices, 6380 Rogerdale Road, Houston, Texas 77072-1624, attention: Investor Relations, or via facsimile at (281) 776-7060, no later than January 3, 2011, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

The Company’s Fourth Amended and Restated Bylaws provide that, for business to be properly brought before an Annual Meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered to the Secretary of the Company at our principal executive offices (6380 Rogerdale Road, Houston, Texas 77072-1624), no later than the close of business on the 90th day (which for the 2011 meeting would be March 18, 2011) nor earlier than the 120th day (which for the 2011 meeting would be February 16, 2011) prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is more than 60 days (which for the 2011 meeting would be August 15, 2011) after the anniversary date of the immediately preceding annual meeting, notice by the shareholder to be timely must be received not later than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which the date of such meeting is first disclosed to the public by us. In the event that the number of directors to be elected to our Board of Directors at an annual meeting is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to the first anniversary of the immediately preceding annual meeting, a shareholder’s required notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by us.

To be in proper form, a shareholder’s notice must set forth the following items:

•	If the shareholder proposes to nominate a person for election as a director, the notice must set forth:

•	all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder,

•	such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and

•	a completed and signed questionnaire, representation and agreement as required by our Fourth Amended and Restated Bylaws.

•	If the shareholder proposes to bring any other matter before the Annual Meeting, the notice must set forth:

•	a brief description of the business desired to be brought before the Annual Meeting,

•	the reasons for conducting such business at the Annual Meeting,

•	the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our bylaws, the language of the proposed amendment),

•	any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made, and

•	a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder.

•	In either case, the notice must also set forth, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

•	the name and address, as they appear on the Company’s books, of such shareholder proposing such proposal, and of such beneficial owner, if any,

•	(1) the class or series and number of shares of the Company which are directly or indirectly owned beneficially or of record by such shareholder and by such beneficial owner, (2) the existence and material terms of any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder or beneficial owner, if any, has a right to vote any shares of any security of the Company (including, if applicable, any contract, arrangement, understanding or relationship pursuant to which any economic interest in the capital stock to be voted is beneficially owned by a person or persons other than the shareholder of record as of the record date), (3) any short interest in any security of the Company (as such term is defined in Section 2.05 of our Fourth Amended and Restated Bylaws), in each case with respect to the information required to be included in the notice pursuant to (1) through (3), as of the date of such notice and including, without limitation, any such interests held by members of such shareholder’s or such beneficial owner’s immediate family sharing the same household,

•	any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder,

•	a representation that the shareholder is a holder of record of our Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and

•	a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominees or (2) otherwise to solicit proxies from shareholders in support of such proposal or nomination.

We may also require any proposed nominee for director to furnish such other information as it may reasonably require (i) to determine the eligibility of such proposed nominee to serve as a director of the Company, (ii) to determine whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly-disclosed corporate governance guideline or committee charter of the Company; and (iii) that could be material to a reasonable shareholder’s understanding of the independence and qualifications, or lack thereof, of such nominee.

OTHER MATTERS

Our management knows of no other matters which may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their best judgment.

The cost of solicitation of proxies will be paid by us. In addition to solicitation by use of the mails, certain of our directors, officers or employees may solicit the return of proxies by telephone, telegram or personal interview.

THE MEN’S WEARHOUSE, INC. 6380 ROGERDALE ROAD HOUSTON, TX 77072

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M23662-P94142	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE MEN’S WEARHOUSE, INC.		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
1.	Election of Directors Nominees:
	01) George Zimmer 02) David H. Edwab 03) Rinaldo S. Brutoco 04) Michael L. Ray, Ph.D.	05) Sheldon I. Stein 06) Deepak Chopra, M.D. 07) William B. Sechrest 08) Larry R. Katzen

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.	To ratify the appointment of the firm of Deloitte & Touche LLP as independent registered public accounting firm for the Company for fiscal 2010.	☐	☐	☐

3.
In their discretion, the above-named proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.

For address changes, please check this box and write them on the back where indicated.		☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and our 2009 Annual Report to Shareholders are available at www.proxyvote.com.

M23663-P94142

THE MEN’S WEARHOUSE, INC.
Annual Meeting of Shareholders
June 16, 2010 11:00 AM
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The undersigned shareholder of The Men’s Wearhouse, Inc. (the “Company”) hereby appoints George Zimmer and David Edwab, or either of them, attorneys and proxies of the undersigned, with full power of substitution to vote, as designated below, the number of votes which the undersigned would be entitled to cast if personally present at the Annual Meeting of Shareholders of the Company to be held at 11:00 a.m., Pacific daylight time, on Wednesday, June 16, 2010, at the Company’s executive offices, 40650 Encyclopedia Circle, Fremont, California, and at any adjournment or adjournments thereof.
This Proxy will be voted as directed. IF NOT OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED FOR EACH OF THE NOMINEES LISTED HEREIN AND FOR PROPOSAL 2. As noted in the proxy statement, receipt of which is hereby acknowledged, if any of the listed nominees becomes unavailable for any reason and authority to vote for election of directors is not withheld, the shares will be voted for another nominee or other nominees to be selected by the Nominating and Corporate Governance Committee.

Address Change:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side